Corning Natural Gas Holding Corporation to be Acquired by Argo Infrastructure Partners, LP for Approximately $150 Million

CORNING, NY (January 12, 2021) – Corning Natural Gas Holding Corporation’s (Corning) Board of Directors announced they have reached an agreement with an affiliate of Argo Infrastructure Partners, LP (Argo), an independent infrastructure investment manager, in an acquisition worth approximately $150 million. Argo has agreed to acquire all the shares outstanding of Corning common stock (OTCQX: CNIG) for $24.75/share.

The agreement is structured as a merger and provides for a 45 day “go-shop” period and will require Corning to suspend its dividend reinvestment program (DRP). Upon the completion of the merger, Corning expects to maintain its leadership team and employees with no changes in operations and customer service. Corning and Argo expect to complete the transaction in the second half of 2021, but there can be no guarantee that the merger will be completed when expected.

Mike German, Corning Natural Gas Holding Company CEO and President noted, “This merger will allow Corning’s three subsidiaries to access long-term capital to invest more robustly in safety, reliability, and expansion of service to the benefit of our customers and the communities we serve.” Richard Klapow, Managing Director for Argo added, “Argo has a substantial track record as a long-term investor in the energy and utilities sector and is excited about the opportunity to invest in Corning. We were attracted to Corning’s high quality asset base, leadership, and customer commitment. Our team’s decades of experience managing gas and electric utility investments, combined with our access to long-term capital, places us in an ideal position to support Corning’s ongoing infrastructure investment program and management’s efforts in achieving its customer service goals. We look forward to working with management and other stakeholders to ensure Corning’s continued success.”

The transaction is subject to, among other customary closing conditions, the approvals of the New York Public Service Commission and the Pennsylvania Public Utility Commission, as well as Corning’s shareholders. Janney Montgomery Scott is serving as exclusive financial advisor to Corning and provided a fairness opinion to the company’s board of directors.

About Corning Natural Gas Holding Corporation

Corning Natural Gas Holding Corporation provides natural gas and electric service to customers in New York and Pennsylvania through its operating subsidiaries Corning Natural Gas, Pike County Light & Power, and Leatherstocking Gas Company.

About Argo Infrastructure Partners, LP

Argo is an independent infrastructure investment firm with a focus on utilities and other long duration infrastructure assets. Argo currently manages in excess of $3.7 billion in equity capital deployed in 11 infrastructure assets and businesses in North America.

From time-to-time, Corning Natural Gas Holding Corporation may produce forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, Corning Natural Gas Holding Corporation notes that a variety of factors could cause actual results and experiences to differ materially from anticipated results or other expectations expressed in any forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements.

Additional Information and Where to find It:

This communication may be deemed to be solicitation material in respect of the merger of the Company and a subsidiary of Argo. In connection with the Merger, the Company intends to file relevant materials with the SEC, including a proxy statement in preliminary and definitive form that will contain important information about the proposed transaction and related matters, and deliver a copy of the proxy statement to its shareholders.  Investors are urged to read the definitive proxy statement and other relevant documents carefully and in their entirety when they become available because they will contain important information about the merger and related matters.  Investors may obtain a free copy of these materials when they are available and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov, at the Company’s website at https://www.corninggas.com/ or by writing to the Company’s Corporate Secretary at Corning Natural Gas Holding Corporation., 330 W. William St., Corning, NY 14830, or by calling the Company’s Corporate Secretary at (607) 936-3755.

Security holders also may read and copy any reports, statements and other information filed by the Company with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in The Solicitation

The Company and its directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding the Company’s directors and executive officers is available in the Company’s proxy statement filed with the SEC on March 12, 2020 in connection with its 2020 annual meeting of shareholders. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Contact:

Corning

Julie Lewis / 607-936-3755